UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

AmeriServ Financial, Inc.
(Name of Registrant as Specified In Its Charter)

DRIVER MANAGEMENT COMPANY LLC Driver Opportunity Partners I LP J. Abbott R. Cooper JULIUS D. RUDOLPH brandon l. simmons
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Driver Management Company LLC (“Driver Management”), together with the other participants named herein (collectively, “Driver”), has filed a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of shareholders of AmeriServ Financial, Inc., a Pennsylvania corporation (the “Company”).

On April 22, 2023, J. Abbot R. Cooper, Managing Member of Driver Management, was quoted in the following article published by The Tribute Democrat:

AmeriServ in dispute with investor group aiming to increase its presence on bank's board

By Russ O’Reilly

roreilly@tribdem.com

April 22, 2023

JOHNSTOWN, Pa. – AmeriServ Financial Inc.’s board of directors and an activist investor group are in a fight for control of the company’s board.

AmeriServ’s 2023 annual meeting of shareholders – where terms of three board members will expire and election of three new members will take place – is to be held virtually in April, though the specific date is absent from public filings with the U.S. Securities and Exchange Commission.

The meeting date could depend on the outcome of ongoing litigation.

In the few months since becoming an 8% shareholder of AmeriServ late last year, New York-based Driver Management Co. LLC has launched a campaign to persuade the approximate 3,000 shareholders of AmeriServ, a publicly traded company, to elect the Driver group’s nominees to the board of directors, SEC filings show.

Driver’s public campaign against the current AmeriServ directors began in January after AmeriServ’s attempts to dialogue with the new shareholder group.

AmeriServ Financial, Inc. is the parent of AmeriServ Financial Bank and AmeriServ Trust and Financial Services Co. in Johnstown. The company’s subsidiaries provide full-service banking and wealth management services through 16 community offices in southwestern Pennsylvania and Hagerstown, Maryland.

The company has nine directors – President and CEO Jeffrey Stopko, Allan R. Dennison, Kim W. Kunkle, Mark E. Pasquerilla, J. Michael Adams Jr., Margaret A. O’Malley, Sara A. Sargent, Amy Bradley and Daniel A. Onorato.

Three seats are up for election in 2023.

The incumbent AmeriServ board is backing the reelection of Onorato, executive vice president and chief of corporate affairs for Highmark Health, as well as the election of two new people – Richard W. Bloomingdale, recently retired president of the Pennsylvania American Federation of Labor and Congress of Industrial Organizations; and David J. Hickton, former U.S. attorney for the Western District of Pennsylvania.

The Driver group is composed of J. Abbott R. Cooper, Julius D. Rudolf and Brandon L. Simmons. All three men are seeking election to AmeriServ’s board, saying AmeriServ has been underperforming for shareholders for years.

Cooper founded Driver Management in 2018. He was previously senior portfolio manager of financial opportunity strategy at Hilton Capital Management, an investment management firm.

Rudolph has been the chief executive officer of McKnight Realty Partners, a private commercial real estate investment, development and operating company, since December.

Simmons is president and chairman of Let Our Vision Evolve, a nonprofit organization educating underrepresented professionals about private sector opportunities. He founded the organization last year. Previously, Simmons was an investor and adviser of GameOn Technology, a software development company.

AmeriServ rejected Driver’s submissions for board nominations based on Driver’s omission of information required by the SEC to be included in nomination notices, according to the company’s SEC filings and court documents.

And in March, AmeriServ filed a complaint with the Cambria County Court of Common Pleas against the Driver group, seeking a declaratory judgment that the company properly rejected Driver’s nomination notice and – due to the rejection – the Driver group has no right to nominate any candidates for election as directors at the annual meeting.

Driver responded by filing a complaint in the U.S. District Court for the Western District of Pennsylvania against the company and the board, seeking to postpone AmeriServ’s annual meeting until the court determines whether its nomination notice was properly rejected. Those proceedings are pending.

The election at the annual meeting will involve a proxy vote. Rather than physically attending a meeting to vote, shareholders will receive proxy cards in the mail that allow someone else to vote in their place. A person designated as a proxy will cast a vote in line with the shareholder’s directions as written on the proxy card.

“Unless the result of the litigation is that the Purported Nomination Notice (from Driver) is deemed valid, any director nominations made by the Driver Group will be disregarded, and no proxies voted in favor of the Purported Driver Nominees will be recognized or tabulated at the Annual Meeting,” AmeriServ stated in a letter to shareholders filed with the SEC.

Driver has similarly launched campaigns against three other community banks – First United Corp. in Oakland, Maryland; Republic First Bancorp in Philadelphia; and Codorus Valley Bancorp in York – since 2020, according to the trade publication American Banker.

In April 2021, the $1.8 billion-asset First United agreed to pay Driver $9.8 million to settle outstanding litigation and buy back its shares in the company, American Banker reported.

On Tuesday, the AmeriServ Board sent a letter to shareholders saying AmeriServ would not buy back the Driver group’s shares at a higher price or pay for Driver’s litigation expenses.

Such a statement was made in January by board chairman Allan R. Dennison in a letter to Cooper.

”We have no intention of agreeing to the type of seemingly self-enriching share repurchases and cash payments that Driver has extracted from other community banks in order to end litigious contests,” Dennison wrote.

Reached by phone Friday and asked whether the group wants a settlement similar to what it won from First United, Cooper said the circumstances involving First United were “complicated.”

“We’ve never asked AmeriServ to do that,” he said.

“I saw that (in the letter). It’s a non sequitur. To me it wasn’t part of the conversation,” Cooper said. “The board needs to change, is what we told them.”

Even if the court rules in favor of Driver to allow the group to run for election and it succeeds in getting all three board seats, the group would still constitute a minority on the board.

“For now, we have to get in and figure out what’s going on,” Cooper said. “We have to suss out the situation.”

Driver’s solicitations to shareholders for support allege AmeriServ has “created a legacy of underperformance.” In its solicitation for votes, Driver included charts showing AmeriServ’s return on assets – a standard measure of bank profitability – for the years 2000 to 2022 compared to the Dow Jones U.S. Micro Cap Banks Index.

In his January letter to Cooper, Dennison said the board does not believe it is in all of AmeriServ’s stakeholders’ best interests to address every public and private statement made by Driver, but he did highlight a fact that he said Driver omitted.

“It is also notable that AmeriServ’s strategy has driven post-pandemic stockholders returns of approximately 31%, which Driver has overlooked when attacking the company,” Dennison wrote.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC (“Driver Management”), together with the other participants named herein (collectively, “Driver”), has filed a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of shareholders of AmeriServ Financial, Inc., a Pennsylvania corporation (the “Company”).

DRIVER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Driver Management, Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper, Julius D. Rudolph and Brandon L. Simmons.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 1,477,919 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”). As of the date hereof, Driver Opportunity directly beneficially owns 201,000 shares of Common Stock, including 1,000 shares held in record name. Driver Management, as the general partner of Driver Opportunity and investment manager to certain separately managed accounts (the “SMAs”), may be deemed to beneficially own the (i) 201,000 shares of Common Stock directly beneficially owned by Driver Opportunity and (ii) 1,276,919 shares of Common Stock held in the SMAs. Mr. Cooper, as the managing member of Driver Management, may be deemed to beneficially own the (i) 201,000 shares of Common Stock directly beneficially owned by Driver Opportunity and (ii) 1,276,919 shares of Common Stock held in the SMAs. Neither of Messrs. Rudolph or Simmons beneficially own any securities of the Company.